EXHIBIT  B





                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                     BAKER HUGHES OILFIELD OPERATIONS, INC.

                                       AND

                       SCIENTIFIC SOFTWARE-INTERCOMP, INC.


                            DATED AS OF JUNE 17, 1998


                                TABLE OF CONTENTS



ARTICLE  I          THE  MERGER          1
1.1          The  Merger;  Effective  Time  of  the  Merger          1
1.2          Closing          1
1.3          Effects  of  the  Merger          1

ARTICLE  II          EFFECT  OF  MERGER  ON  CAPITAL  STOCK  OF  THE
          CONSTITUENT  CORPORATIONS;  EXCHANGE  OF  CERTIFICATES          2
2.1          Merger  Consideration  for  SSI  Common  Stock          2
2.2          Effect  of  the  Merger  on  Other  Capital  Stock          2
2.4          Treatment  of  Stock  Options  and  Warrants          2
2.5          Dissenting  Shares          3
2.4          Exchange  of  Certificates          3

ARTICLE  III          REPRESENTATIONS  AND  WARRANTIES          4
3.1          Representations  and  Warranties  of  SSI          4
3.2          Representations  and  Warranties  of  BHOO          18

ARTICLE  IV          COVENANTS  RELATING  TO  CONDUCT  OF BUSINESS OF SSI     19
4.1          Conduct  of  Business  by  SSI  Pending  the  Effective Time     19
4.2          No  Solicitation          22

ARTICLE  V          ADDITIONAL  AGREEMENTS          23
5.1          Preparation  of  the  Proxy  Statement          23
5.2          Access  to  Information          23
5.3          SSI  Stockholders  Meeting          23
5.4          Filings;  Other  Action          23
5.5          Repurchase  of  SSI  Preferred  Stock          23
5.6          Stock  Options          24
5.7          Other  Actions          24
5.8          SSI  Debt  Repayment          24
5.9          Public  Announcements          25
5.10          Recording  of  Cancellation  of  Indebtedness          25
5.11          Sub  Funding  Option          25
5.12          Directors  and  Officers  Indemnification          25
5.13          Incorporation  of  Sub          26

ARTICLE  VI          CONDITIONS  PRECEDENT          26
6.1          Conditions  to  Each Party's Obligation to Effect the Merger     26
6.2          Conditions  of  Obligations  of  BHOO  and  Sub          26
6.3          Conditions  of  Obligations  of  SSI          29

ARTICLE  VII          TERMINATION  AND  AMENDMENT          29
7.1          Termination          29
7.2          Effect  of  Termination          31
7.3          Amendment          32
7.4          Extension;  Waiver          32

ARTICLE  VIII          GENERAL  PROVISIONS          32
8.1          Payment  of  Expenses          32
8.2          Nonsurvival  of  Representations,  Warranties and Agreements     33
8.3          Notices          33
8.4          Interpretation          34
8.5          Counterparts          34
8.6          Entire  Agreement;  No  Third-Party  Beneficiaries          34
8.7          Governing  Law          34
8.8          No  Remedy  in  Certain  Circumstances          34
8.9          Assignment          35
8.10          Schedules          35

                            GLOSSARY OF DEFINED TERMS


Acquisition  Proposal                    4.2(a)
Acquisition  Transaction                    4.2(a)
Affiliate                    3.1(d)
Agreement                    Preamble
Articles  of  Merger                    1.1
Bank  One  Debt                    5.8
BHOO                    Preamble
Break-up  Fee                    7.2(b)
CERCLA                    3.1(o)(A)
CBCA                    1.1
Certificates                    2.6(b)
Closing                    1.1
Closing  Date                    1.2
Code                    Recitals
Constituent  Corporations                    1.3(a)
Dissenting  Shares                    2.5
Effective  Time                    1.1
Environmental  Law                    3.1(o)(A)
ERISA                    3.1(l)(i)
Exchange  Act                    3.1(c)(iii)
Exchange  Agent                    2.6(a)
GAAP                    3.1(d)
Governmental  Entity                    3.1(c)(iii)
Halliburton  Repurchase                    5.5
Hazardous  Materials                    3.1(o)(B)
Indemnified  Liabilities                    5.7(a)
Indemnified  Parties                    5.7(a)
Injunction                    6.1(c)
IRS                    3.1(k)(ii)
Lindner                    5.8
Lindner  and  Renaissance  Loan  Agreement                    5.8
Lindner  Debt                    5.8(a)
Lindner  Warrant                    5.8
Material  Adverse  Change                    3.1(a)
Material  Adverse  Discovery                    7.1(c)
Material  Adverse  Effect                    3.1(a)
Merger                    Recitals
Merger  Consideration                    2.1
Net  Working  Capital                    6.2(l)
OSHA                    3.1(o)(A)
PBGC                    3.1(l)(iii)
Proxy  Statement                    3.1(c)(iii)
Release                    3.1(o)(C)
Remedial  Action                    3.1(o)(D)
Renaissance                    5.8
Renaissance  Debt                    5.8(b)
Renaissance  Warrant                    5.8
Returns                    3.1(k)(i)
Revenue                    2.1(e)(i)
SEC                    3.1(a)
Securities  Act                    3.1(d)
Simmons                    3.1(p)
SSI                    Preamble
SSI  Common  Stock                    2.1
SSI  Employee  Benefit  Plans                    3.1(l)(iv)
SSI  ERISA  Affiliate                    3.1(l)(i)
SSI  Intangible  Property                    3.1(n)
SSI  Litigation                    3.1(j)
SSI  Order                    3.1(j)
SSI  Pension  Plans                    3.1(l)(i)
SSI  Permits                    3.1(i)
SSI  Preferred  Stock                    2.2
SSI  Representatives                    4.2(a)
SSI  SEC  Documents                    3.1(d)
SSI  Stock  Options                    3.1(b)
SSI  Stock  Plan                    3.1(b)
SSI  Warrants                    3.1(b)
Sub                    Preamble
Subsidiary                    3.1(a)
Surviving  Corporation                    1.3(a)
Taxes                    3.1(k)
Termination  Payment  Event                    7.2(b)
Voting  Debt                    3.1(b)

                 SCHEDULES TO THE AGREEMENT AND PLAN OF MERGER
                                                              -

Schedule  No.          Description
--------------          -----------

3.1(a)          -  Subsidiaries;  Jurisdiction  of  Incorporation
3.1(b)          -  Capital  Structure
3.1(c)          -  Authority;  No  Violations;  Consents  and  Approvals
3.1(d)          -  SEC  Documents
3.1(f)          -  Absence  of  Certain  Changes  or  Events
3.1(g)          -  No  Undisclosed  Material  Liabilities
3.1(h)          -  No  Default
3.1(i)          -  Compliance  with  Applicable  Laws
3.1(j)          -  Litigation
3.1(k)(  i),  (ii),  (iii),  (vi)          -  Taxes
3.1(l)(ii),  (v),  (vi),  (ix)          -  Pension  and  Benefit  Plans; ERISA
3.1(m)(i),  (ii)          -  Labor  Matters
3.1(n)          -  Intangible  Property
3.1(o)          -  Environmental  Matters
3.1(r)          -  Insurance
3.1(s)          -  Brokers
3.1(t)          -  Certain  Indebtedness
3.1(u)          -  Foreign  Compliance
3.1(v)          -  Real  Property
3.1(w)          -  Owned  Equipment
3.1(x)          -  Leased  Equipment
3.1(y)          -  Accounts  Receivable
3.1(z)          -  Contracts
3.1(aa)          -  Customers  and  Suppliers
3.1(ab)          -  Year  2000  Matters
4.1(f)          -  No  Dispositions
4.1(c)          -  Issuances  of  Securities

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 17, 1998 (this "Agreement"), between Baker Hughes Oilfield Operations, Inc., a California corporation
("BHOO"),  and  Scientific  Software-Intercomp,  Inc.,  a  Colorado  corporation
("SSI").

     WHEREAS, the Boards of Directors of BHOO and SSI each have determined that it is in the best interests of their respective stockholders for SSI to merge with and into a Colorado corporation and wholly owned subsidiary of BHOO to be formed by BHOO following the date hereof and prior to the Closing ("Sub") on the terms and subject to the conditions of this Agreement (the "Merger");

     WHEREAS, BHOO and SSI desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties agree as follows:


                                    ARTICLE I

                          THE MERGERARTICLE ITHE MERGER

     1.1          The  Merger;  Effective  Time of the Merger1.1     The Merger;
Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Colorado Business Corporation Act (the "CBCA"), SSI will be merged with and into Sub at the Effective Time (as hereinafter defined). The Merger shall become effective immediately when the articles of merger (the "Articles of Merger"), prepared and executed in accordance with the relevant provisions of the CBCA, is filed with the Secretary of State of the State of Colorado or, if agreed to by the parties, at such time thereafter as is provided in the Articles of Merger (the "Effective Time"). The filing of the Articles of Merger shall be made as soon as practicable on or after the closing of the Merger (the "Closing").

     1.2 Closing1.2 Closing. The Closing shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of Baker & Botts, L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas 77002, unless another date or place is agreed to in writing by the parties.

     1.3 Effects of the Merger1.3 Effects of the Merger. (a) At the Effective Time, (i) SSI will be merged with and into Sub, the separate existence of SSI shall cease and Sub shall continue as the surviving corporation (SSI and Sub are sometimes referred to herein as the "Constituent Corporations" and Sub is sometimes referred to herein as the "Surviving Corporation"); the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, provided, that the name of Sub will be changed to "Scientific Software-Intercomp, Inc."; and
(ii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     (b) The directors of Sub immediately prior to the Effective Time will, from and after the Effective Time and without further action, become the initial directors of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time will, from and after the Effective Time and without further action, become the initial officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Articles of Incorporation and Bylaws.


                                   ARTICLE II

                  EFFECT OF MERGER ON CAPITAL STOCK OF THE
             CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
                          ARTICLE II
                  EFFECT OF MERGER ON CAPITAL STOCK OF THE
             CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

     2.1          Merger  Consideration  for  SSI  Common  Stock2.1       Merger
Consideration for SSI Common Stock. Each share of Common Stock, without par value, of SSI ("SSI Common Stock") issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in Section 2.5)) shall be canceled and converted automatically into the right to receive, $.44 in cash, without interest (the "Merger Consideration"). All such shares of SSI Common Stock, when so converted, shall no longer be held by the holders of certificates representing such shares prior to the Effective Time, and each such holder shall cease to have any rights with respect thereto other than the right to receive the Merger Consideration.

     2.2 Effect of the Merger on Other Capital Stock2.2 Effect of the Merger on Other Capital Stock. Each issued and outstanding share of Series A Preferred Stock, par value $5.00 per share, of SSI ("SSI Preferred Stock"), will not be converted into any consideration in the Merger but SSI will cause such shares to be repurchased and placed in SSI's treasury prior to the Merger as provided in Section 5.5 hereof.

     2.3 Cancellation of Treasury Stock and BHOO-Owned Stock Cancellation of Treasury Stock and BHOO-Owned Stock. Each share of SSI Common Stock and all other shares of capital stock of SSI that are owned by SSI as treasury stock immediately prior to the Effective Time and any shares of SSI Common Stock and all other shares of capital stock of SSI owned by BHOO, Sub or any other wholly owned Subsidiary (as defined in Section 3.1(a)) of BHOO or SSI shall be canceled and retired and shall cease to exist and no Merger Consideration or other consideration shall be delivered or deliverable in exchange therefor.

     2.4 Treatment of Stock Options and Warrants2.4 Treatment of Stock Options and Warrants. At the Effective Time, each outstanding SSI Stock Option (as defined in Section 3.1(b)), whether or not then exercisable or vested, shall be canceled by SSI and each holder of a canceled option shall be entitled to receive from the Surviving Corporation at the time of such cancellation, an amount in cash, without interest, equal to the product of (i) the number of shares of SSI Common Stock previously subject to such option whether or not then exercisable or vested, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share applicable to such option reduced by any applicable withholding. Each outstanding SSI Stock Warrant (as defined in
Section 3.1(b)) will be canceled prior to the Closing in connection with amendments to the loan agreement as set forth in Section 5.8. SSI will obtain agreements from option holders to receive the net cash payments contemplated by the first sentence of this Section 2.4.

     2.5 Dissenting Shares2.5 Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, shares of SSI Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who have made properly in writing a demand to obtain payment for such Shares in accordance with Article 113 of the CBCA (collectively, the "Dissenting Shares") will not be acquired for, converted into or represent the right to receive the Merger Consideration. Such stockholders will be entitled to receive payment from SSI of the value of such shares held by them in accordance with the provisions of such Article 113, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such shares under such
Article 113 shall thereupon be deemed to have been acquired for, converted into and become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.6 of the certificate or certificates that formerly evidenced such shares.

     (b) SSI shall give BHOO and Sub (i) prompt notice of any demands to obtain payment received by SSI, withdrawals of such demands, and any other instruments served pursuant to Colorado Law in respect of Dissenting Shares and received by SSI and (ii) the opportunity to direct all negotiations and proceedings with respect to demands to obtain payment under Colorado Law. SSI shall not, except with the prior written consent of BHOO, make any payment with respect to any demands to obtain payment or offer to settle or settle any such demands.

     2.4          Exchange  of  Certificates2.4        Exchange of Certificates.

     (a) Exchange Agent. Prior to the Effective Time, BHOO or Sub shall designate a bank or trust company reasonably satisfactory to SSI to act as agent (the "Exchange Agent") in connection with the Merger to receive the funds to which holders of shares of SSI Common Stock shall become entitled pursuant to
Section 2.1. At or as soon as practicable after the Effective Time, Sub or the Surviving Corporation, as applicable, will deposit in trust with the Exchange Agent, cash in the aggregate amount equal to the product of (i) the number of shares of SSI Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares) and (ii) the Merger Consideration. Such funds shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided, however, that no loss on any investment made pursuant to this Section 2.6(a) shall relieve the Surviving Corporation of its obligation to pay the Merger Consideration for each share of SSI Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares).

     (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of shares of SSI Common Stock entitled to receive the Merger Consideration pursuant to
Section 2.1 a form of letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the certificates evidencing such shares (the "Certificates") will pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of SSI, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer  and  other  taxes  required  by  reason  of  the payment of the Merger
Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of BHOO or the
Surviving Corporation that such taxes either have been paid or are not applicable. BHOO or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the distribution of the Merger Consideration.

     (c) Termination of Exchange Fund. At any time following the third month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to the Surviving Corporation any funds which had been made available to the Exchange Agent and not disbursed to holders of SSI Common Stock (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to
it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither BHOO nor the Surviving Corporation shall be liable to any holder of SSI Common Stock for any Merger Consideration delivered in respect of such stock to a public official pursuant to any abandoned property, escheat or other similar law.

     (d) No Further Ownership Rights in SSI Common Stock. At the Effective Time, the stock transfer books of SSI shall be closed and, thereafter, there shall be no further registration of transfers by holders of shares of SSI Common Stock immediately prior to the Effective Time on the records of SSI. From and after the Effective Time, the holders of shares of SSI Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law.


                                   ARTICLE III

     REPRESENTATIONS AND WARRANTIESARTICLE IIIREPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of SSI3.1 Representations and Warranties of SSI. SSI represents and warrants to BHOO and Sub as follows:
     (a) Organization, Standing and Power(a) Organization, Standing and Power. Each of SSI and its Subsidiaries (as defined below) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as defined below) on SSI. SSI has heretofore delivered to BHOO complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to the date hereof. SSI and all Subsidiaries of SSI and their respective jurisdictions of incorporation or organization, percentage ownership by SSI and jurisdiction where qualified to do business are identified on Schedule 3.1(a). As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which are held by such party or any Subsidiary of such party that do not have a majority of the voting interest in such partnership); or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries. As used in this Agreement: a "Material Adverse Effect" or "Material Adverse Change" shall mean, in respect of SSI or BHOO, as the case may be, any effect or change that is or, as far as can be reasonably determined, is reasonably likely to be, materially adverse to (i) the condition (financial or otherwise) of such party and its Subsidiaries taken as a whole (including the results of operations, financial condition or prospects thereof) or the assets or liabilities thereof, taken as a whole, or (ii) the enforcement or validity of this Agreement.

     (b) Capital Structure(b) Capital Structure. As of the date hereof, the authorized capital stock of SSI consists of 25,000,000 shares of SSI Common Stock and 1,200,000 shares of SSI Preferred Stock. At the close of business on April 30, 1998: (i) 9,046,804 shares of SSI Common Stock and 800,000 shares of SSI Preferred Stock were issued and outstanding, 1,552,124 shares of SSI Common Stock were reserved for issuance pursuant to outstanding options ("SSI Stock Options") under SSI's Stock Option Plan (the "SSI Stock Plan") and 1,950,000 shares of SSI Common Stock were reserved for issuance pursuant to outstanding warrants to purchase SSI Common Stock at an exercise price of $3.00 per share (the "SSI Warrants"), (ii) no shares of SSI Common Stock were held by SSI in its treasury; and (iii) no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which SSI stockholders may vote ("Voting Debt") were issued or outstanding. All outstanding shares of SSI Common Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 3.1(b), all outstanding shares of capital stock of the Subsidiaries of SSI are owned by SSI, or a direct or indirect wholly owned Subsidiary of SSI, free and clear of all liens, charges, encumbrances, claims and options of any nature. Except as set forth in this Section 3.1(b) or on
Schedule 3.1(b) and except for changes since April 30, 1998 resulting from the exercise of employee stock options granted pursuant to, or from issuances or purchases under, the SSI Stock Plan or as contemplated by this Agreement, there are outstanding: (i) no shares of capital stock, Voting Debt or other voting securities of SSI; (ii) no securities of SSI or any Subsidiary of SSI convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of SSI or any Subsidiary of SSI; and (iii) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which SSI or any Subsidiary of SSI is a party or by which it is bound in any case obligating SSI or any Subsidiary of SSI to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of SSI or of any Subsidiary of SSI, or obligating SSI or any Subsidiary of SSI to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Except as set forth on Schedule 3.1(b), there are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which SSI is a party or by which it is bound relating to the voting of any shares of the capital stock of SSI that will limit in any way the solicitation of proxies by or on behalf of SSI from, or the casting of votes by, the stockholders of SSI with respect to the Merger. Except as set forth on Schedule 3.1(b), there are no restrictions on SSI to vote the stock of any of its Subsidiaries. Except as set forth on Schedule 3.1(b), there are no persons known to beneficially or of record own over one percent of the outstanding shares of SSI Common Stock.

     (c)      Authority; No Violations; Consents and Approvals(c)     Authority;
No  Violations;  Consents  and  Approvals.

          (i) The Board of Directors of SSI has, by unanimous vote of all directors with no negative vote, approved the Merger and this Agreement and declared the Merger and Agreement to be in the best interests of the stockholders of SSI. The directors of SSI have advised SSI and BHOO that they currently intend to vote or cause to be voted all of the shares beneficially owned by them and their affiliates in favor of approval of the Merger and this Agreement. SSI has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of SSI in accordance with the CBCA, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of SSI, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of SSI in accordance with the CBCA. This Agreement has been duly executed and delivered by SSI and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of SSI in accordance with the CBCA, and assuming this Agreement constitutes the valid and binding obligation of each of BHOO and Sub, constitutes a valid and binding obligation of SSI enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (ii) Except as set forth on Schedule 3.1(c), the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of SSI or any of its Subsidiaries under, or otherwise result in a detriment to SSI or any of its Subsidiaries under, any provision of (i) the Articles of Incorporation or Bylaws of SSI or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to SSI or any of its Subsidiaries, (iii) any joint venture or other ownership arrangement or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the approval of the Merger and this Agreement by the stockholders of SSI has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SSI or any of its Subsidiaries or any of their respective properties or assets.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to SSI or any of its Subsidiaries in connection with the execution and delivery of this Agreement by SSI or the consummation by SSI of the transactions contemplated hereby, except for: (A) the filing with the SEC of (x) a proxy statement in preliminary and definitive form relating to the meeting of SSI's stockholders to be held in connection with the Merger (the "Proxy Statement") and (y) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Articles of Merger with the Secretary of State of the State of Colorado; (C) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws; and (D) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation.

     (d) SEC Documents(d) SEC Documents. SSI has made available to BHOO a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by SSI with the SEC since December 31, 1994 and prior to the date of this Agreement (the "SSI SEC Documents") which are all the documents that SSI was required to file with the SEC since such date. Except as set forth on Schedule 3.1(d), as of their respective dates, the SSI SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SSI SEC Documents, and none of the SSI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 3.1(d), the financial statements of SSI included in the SSI SEC Documents complied in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of SSI and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of SSI and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the SSI SEC Documents or in Schedule 3.1(d), there are no agreements, arrangements or understandings between SSI and any party who is at the date of this Agreement or was at any time prior to the date hereof but after December 31, 1994 an Affiliate (as defined below) of SSI that are required to be disclosed in the SSI SEC Documents. Except as disclosed in Schedule 3.1(d), all SSI SEC Documents were filed timely when they were originally due. For purposes of this Agreement "Affiliate" means with respect to any person or entity, any other person or entity that directly or indirectly, controls, is controlled by, or is under common control with such person or entity.

     (e) Information Supplied(e) Information Supplied. None of the information supplied or to be supplied by SSI and included or incorporated by reference in the Proxy Statement will, at the date mailed to stockholders of SSI or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to SSI or any of its Subsidiaries, or with respect to other information supplied by SSI for inclusion in the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of SSI. The Proxy Statement, insofar as it relates to SSI or its Subsidiaries or other information supplied by SSI for inclusion therein, will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     (f) Absence of Certain Changes or Events(f) Absence of Certain Changes or Events. Except as disclosed in, or reflected in the financial statements included in, the SSI SEC Documents or on Schedule 3.1(f), or except as expressly contemplated by this Agreement, since December 31, 1997, there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of SSI's capital stock; (ii) any amendment of any material term of any outstanding equity security of SSI or any Subsidiary; (iii) any repurchase, redemption or other acquisition by SSI or any Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, SSI or any Subsidiary, except as contemplated by SSI Benefit Plans; (iv) any material change in any method of accounting or accounting practice or any tax method, practice or election by SSI or any Subsidiary; or (v) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that has or is likely to have had a Material Adverse Effect on SSI.

     (g) No Undisclosed Material Liabilities(g) No Undisclosed Material Liabilities. Except as disclosed in the SSI SEC Documents or on Schedule 3.1(g), as of the date hereof, there are no liabilities of SSI or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities adequately provided for on the balance sheet of SSI dated as of December 31, 1997 (including the notes thereto) contained in SSI's Annual Report on Form 10-K for the year ended December 31, 1997; (ii) liabilities under this Agreement; and
(iii) liabilities incurred in the ordinary course of business after December 31, 1997, which have not had and are not likely to have a Material Adverse Effect on SSI.

     (h)          No  Default(h)         No Default.  Neither SSI nor any of its
Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) their respective charter and by-laws,
(ii) except as disclosed in Schedule 3.1(h), any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which SSI or any of its Subsidiaries is now a party or by which SSI or any of its Subsidiaries or any of their respective properties or assets may be bound or
(iii) any order, writ, injunction, decree, statute, rule or regulation applicable to SSI or any of its Subsidiaries.

     (i) Compliance with Applicable Laws(i) Compliance with Applicable Laws. SSI and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "SSI Permits"). SSI and its Subsidiaries are in compliance with the terms of the SSI Permits. Except as disclosed in the SSI SEC Documents or as set forth on
Schedule 3.1(i), the businesses of SSI and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity. Except as set forth on Schedule 3.1(i), as of the date of this Agreement, no investigation or review by any Governmental Entity with respect to SSI or any of its Subsidiaries is pending or, to the best knowledge of SSI as of the date hereof, threatened. Schedule 3.1(i) sets forth each such failure to hold or comply with the terms of SSI Permits, each such violation of law, ordinance or regulation of any governmental entity and each such pending or threatened investigation or review by any governmental entity existing on the date hereof that involves amounts in excess of $10,000.

     (j) Litigation(j) Litigation. Except as disclosed in the SSI SEC Documents or on Schedule 3.1(j) hereto, there is no suit, action or proceeding pending, or, to the best knowledge of SSI, threatened against or affecting SSI or any Subsidiary of SSI ("SSI Litigation"), and SSI and its Subsidiaries have no knowledge of any facts that are likely to give rise to any SSI Litigation, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against SSI or any Subsidiary of SSI ("SSI Order"). In addition, the aggregate reasonable estimate of uninsured exposures or losses under all claims and judgments pending, or to the best knowledge of SSI as of the date hereof, threatened, pursuant to all SSI Litigation and SSI Orders, existing on the date hereof, does not exceed $15,000.

     (k)          Taxes(k)          Taxes.

          (i) Except as set forth on Schedule 3.1(k)(i), each of SSI, each of its Subsidiaries and any affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (A) duly filed on a timely basis (taking into account any extensions) all federal and all material state, local, foreign and other returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed or sent by or with respect to it in respect of any Taxes (as hereinafter defined), (B) duly paid or deposited on a timely basis all Taxes that are due and payable (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in SSI's most recent audited financial statements) for which SSI or any of its Subsidiaries may be liable,
(C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of SSI and its Subsidiaries through the date hereof, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

          (ii) Schedule 3.1(k)(ii) sets forth (A) the last taxable period through which the federal income Tax Returns of SSI and any of its Subsidiaries have been examined by the Internal Revenue Service ("IRS") or otherwise closed and (B) any affiliated, consolidated, combined, unitary or similar group or Return in which SSI or any of its Subsidiaries is or has been a member or is or has joined in the filing. Except to the extent being contested in good faith, all deficiencies asserted as a result of such examinations and any examination by any applicable taxing authority have been paid, fully settled or adequately provided for in SSI's most recent audited financial statements. Except as adequately provided for in the SSI SEC Documents, no audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which SSI or any of its Subsidiaries would be liable, and no deficiency for any Taxes has been proposed, asserted or assessed pursuant to such examination against SSI or any of its Subsidiaries by any authority with respect to any period other than as set forth in Schedule 3.1(k)(ii).

          (iii) Except as disclosed on Schedule 3.1(k)(iii), neither SSI nor any of its Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessments or collection of any income or franchise Taxes for which SSI or any of its Subsidiaries would be liable or (ii) a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar provision of state, local, foreign or other income tax law that relates to the assets or operations of SSI or any of its Subsidiaries.

          (iv) Neither SSI nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

          (v) Neither SSI nor any of its Subsidiaries has made an election under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by SSI or any of its Subsidiaries.

          (vi)       Except as set forth in SSI SEC Documents or as disclosed on
Schedule 3.1(k)(vi), neither SSI nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing or allocation agreement or similar agreement or arrangement.

     For purposes of this Agreement, "Taxes" shall mean all federal, state, county, local, foreign or other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

     (l)          Pension and Benefit Plans; ERISA; Employees(l)     Pension and
Benefit  Plans;  ERISA;  Employees.

          (i) All "employee pension plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by SSI or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with SSI under Section 414(b), (c), (m) or (o) of the Code ("SSI ERISA Affiliate") or to which SSI or any of its Subsidiaries or any SSI ERISA Affiliate contributed or is obligated to contribute thereunder (the "SSI Pension Plans") intended to qualify under Section 401 of the Code so qualify and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code nothing has occurred with respect to the operation of the SSI Pension Plans that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any liability, penalty, or tax under ERISA or the Code.

          (ii) Except as disclosed in Schedule 3.1(l)(ii), there has been no "reportable event" as that term is defined in Section 4043 of ERISA and the regulations thereunder with respect to the SSI Pension Plans subject to Title IV of ERISA that would require the giving of notice or any event requiring disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA.

          (iii) As to the SSI Pension Plans and as to the "employee pension benefit plans" maintained or contributed to by SSI, its Subsidiaries or by any SSI ERISA Affiliate within six years prior to the Effective Time subject to Title IV of ERISA, there has been no event or condition which presents a material risk of termination, no notice of intent to terminate has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate, such that would result in a material liability to SSI, its Subsidiaries, or SSI ERISA Affiliates; no liability to the Pension Benefit Guaranty Corporation ("PBGC") has been incurred; no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or
Section 412 of the Code has been incurred; and the assets of each SSI Pension Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under such SSI Pension Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

          (iv) There is no violation of ERISA with respect to the filing of applicable reports, documents, and notices regarding all the "employee benefit plans," as defined in Section 3(3) of the ERISA and all other employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by SSI or any of its Subsidiaries or to which SSI or any of its Subsidiaries contributed or is obligated to contribute thereunder (all such plans, other than the SSI Pension Plans, being hereinafter referred to as the "SSI Employee Benefit Plans"), or SSI Pension Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such documents to the participants or beneficiaries of the SSI Employee Benefit Plans or SSI Pension Plans.

          (v) Except as disclosed on Schedule 3.1(l)(v), the SSI Employee Benefit Plans and SSI Pension Plans have been maintained in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, all contributions to the SSI Employee Benefit Plans and SSI Pension Plans have been timely made pursuant to their terms, there is no liability for breaches of fiduciary duty in connection with the SSI Employee Benefit Plans and SSI Pension Plans, there have been no defaults, violations, actions, suits or claims pending (except ordinary claims for benefits), or to the knowledge of SSI, threatened respecting the SSI Employee Benefit Plans and SSI Pension Plans, and neither SSI nor any of its Subsidiaries has engaged in a "prohibited transaction" within the meaning of
Section 4975 of the Code or Section 406 of ERISA with respect to the SSI Employee Benefit Plans and SSI Pension Plans.

          (vi) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or group of employees of SSI or any of its Subsidiaries; (ii) increase any benefits otherwise payable under any SSI Employee Benefit Plan or SSI Pension Plan or the profit sharing plan of SSI or
(iii) result in the acceleration of the time of payment or vesting of any such benefits. Except as disclosed or referenced on Schedule 3.1(l)(vi) or in the SSI SEC Documents, there are no severance agreements or employment agreements between SSI or any of its Subsidiaries and any employee of SSI or such Subsidiary.

     True and correct copies of all such severance agreements and employment agreements have been provided to BHOO. Except as set forth or otherwise referenced on Schedule 3.1(l)(vi), neither SSI nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving compensation in excess of $5,000, except as are terminable upon one month's notice or less.

          (vii) No stock or other security issued by SSI or any of its subsidiaries forms or has formed a material part of the assets of any funded SSI Employee Benefit Plan or SSI Pension Plan.

          (viii) Neither SSI nor any of its Subsidiaries nor any SSI ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

          (ix) Schedule 3.1(l)(ix) contains a true and complete list of all employees of SSI and their respective job titles, base salaries, annual bonuses, years of employment and office locations.

     (m)          Labor  Matters(m)          Labor  Matters.

          (i) Except as set forth in Schedule 3.1(m)(i) hereto, as of the date of this Agreement, (1) no employees of SSI or any of its Subsidiaries are represented by any labor organization; (2) no labor organization or group of employees of SSI or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and (3) to the knowledge of SSI, there are no organizing activities involving SSI or any of its Subsidiaries pending with any labor organization or group of employees of SSI or any of its Subsidiaries.

          (ii) Except as set forth on Schedule 3.1(m)(ii) hereto, SSI and each of its Subsidiaries is in compliance with all laws and orders relating to the employment of labor, including all such laws and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or Social Security Taxes and similar Taxes.

     (n) Intangible Property(n) Intangible Property. SSI and its Subsidiaries possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of SSI and its Subsidiaries (collectively, the "SSI Intangible Property"). Except as set forth on Schedule 3.1(n), all of the SSI Intangible Property is owned by SSI or its Subsidiaries free and clear of any and all liens, claims or encumbrances, and neither SSI nor any such Subsidiary has forfeited or otherwise relinquished any SSI Intangible Property. The use of the SSI Intangible Property by SSI or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor of any other person and there have been no claims made and neither SSI nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the SSI Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has been failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the SSI Intangible Property.

     (o)          Environmental  Matters(o)          Environmental  Matters.

     For  purposes  of  this  Agreement:

     (A) "Environmental Law" means any applicable law regulating or prohibiting Releases into any part of the natural environment, or pertaining to the protection of natural resources, the environment and public and employee health and safety including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (33 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.
Section 7401 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) ("OSHA") and the regulations promulgated pursuant thereto, and any such applicable state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been and may be amended or supplemented through the Closing Date.

     (B) "Hazardous Material" means any substance, material or waste which is regulated pursuant to any Environmental Law by any public or governmental authority in the jurisdictions in which the applicable party or its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law;

     (C) "Release" means any release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

     (D) "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a governmental entity or required under any Environmental Law, or voluntarily undertaken to (I) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (II) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public health or welfare of the indoor or outdoor environment; (III) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (IV) bring the applicable party into compliance with any Environmental Law.

          (i) Except as disclosed on Schedule 3.1(o), the operations of SSI and its Subsidiaries have been and, as of the Closing Date, will be, in compliance with all Environmental Laws;

          (ii) Except as disclosed on Schedule 3.1(o), SSI and its Subsidiaries have obtained and will, as of the Closing Date, maintain all permits required under applicable Environmental Laws for the continued operations of their respective businesses;

          (iii) Except as disclosed on Schedule 3.1(o), as of the date hereof SSI and its Subsidiaries are not subject to any outstanding orders or material contracts with any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release or threatened Release of a Hazardous Material;

          (iv) Except as disclosed on Schedule 3.1(o), SSI and its Subsidiaries have not received any communication alleging, with respect to any such party, the violation of or liability under any Environmental Law;

          (v) Except as disclosed on Schedule 3.1(o), neither SSI nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site);

          (vi) Except as disclosed on Schedule 3.1(o), the operations of SSI or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any state equivalent, are in compliance with applicable Environmental Laws; and

          (vii) Except as disclosed on Schedule 3.1(o), to the knowledge of SSI as of the date hereof, there is not now on or in any property of SSI or its Subsidiaries any of the following: (A) any underground storage tanks or surface impoundments, (B) any asbestos-containing materials, or (C) any polychlorinated biphenyls.

     (p) Opinion of Financial Advisor(p) Opinion of Financial Advisor. SSI has received the opinion of Simmons & Company International ("Simmons") to the effect that, as of the date hereof, the consideration to be received by the holders of SSI Common Stock pursuant to this Agreement is fair from a financial point of view to such holders. SSI has provided BHOO with a true and complete copy of SSI's engagement letter with Simmons.

     (q) Vote Required(q) Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of SSI Common Stock is the only vote of the holders of any class or series of SSI capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     (r)          Insurance(r)          Insurance.

          (i) Schedule 3.1(r) sets forth a list of all policies of fire, casualty, liability, burglary, fidelity, worker's compensation directors and officers and other forms of insurance held by SSI or its Subsidiaries that are material to SSI and material details regarding each, including limits of liability, deductibles, self insurance retentions and reinsurance requirements.

          (ii) All premiums due and payable for the insurance in Schedule 3.1(r) have been duly paid, and such policies or extensions or renewals thereof in such amounts will be outstanding and duly in full force without interruption until the Closing Date.

          (iii) SSI maintains insurance coverage reasonably adequate for the operation of the business of SSI and each of its Subsidiaries (taking into account the cost and availability of such insurance), and the transactions contemplated hereby will not adversely affect such coverage.

     (s) Brokers(s) Brokers. Except as disclosed on Schedule 3.1(s) hereof, no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SSI.

     (t) Certain Indebtedness. Schedule 3.1(t) sets forth an accurate and complete list of all SSI accounts payable as of April 30, 1998 including the amount, due date and name of creditor. Schedule 3.1(t) also sets forth an accurate and complete list of all outstanding notes payable and other indebtedness as of the date hereof including the principal balance, accrued interest, payment terms and the name of creditor. Except as set forth on
Schedule 3(t), since April 30, 1998, SSI has not incurred any accounts payable outside of the ordinary course of its business (consistent with past practices) in amount or type.

     (u) Foreign Compliance. Except as set forth on Schedule 3.1(u) hereof, SSI has furnished to BHOO the documents required to assess the regulatory compliance of sales or other transfers by SSI or any of its Subsidiaries of goods, technology or software to Libya. SSI has received no notice of any investigation or review of any Governmental Entity (other than as expressly set forth in the foregoing documents) involving a possible violation of applicable laws, regulations or orders (including the U.S. Export Administration
Regulations,  15  C.F.R.        730-774,  the Office of Foreign Assets Control's
sanctions regulations, 31 C.F.R. 500-596) and no such investigation or review is pending or, to the best of its knowledge, threatened. Further, SSI is not aware of any conduct by it in Libya or on behalf of Libya or any designated national of Libya wherever located during the five years prior to the date of this Agreement that could reasonably be expected to give rise to a violation of applicable laws, regulations or orders. Since January 1996, SSI and its Subsidiaries have not contracted to carry out any work in Libya or on behalf of Libya or any designated national of Libya wherever located. SSI and its Subsidiaries currently are not engaged in work in Libya (except for one dormant project on which the customer expects the work to be completed) or on behalf of Libya or any designated national of Libya wherever located and will not commence any such work (including not recommencing the foregoing dormant project) without the prior consent of BHOO.

     (v) Real Property. Schedule 3.1(v) contains an accurate and complete list of all real property owned or leased by SSI or any of its Subsidiaries (with the real property being leased identified as such) including the location, description and any outstanding mortgage or lien on any such real property. Neither SSI nor any of its Subsidiaries is in material default under any such lease, and there is not, under any such lease, any event that, with notice or lapse of time, would constitute a material default by any party to any such lease.

     (w) Equipment. Schedule 3.1(w) contains a list of all equipment owned by SSI or its Subsidiaries that has a per item book value in excess of $5,000 (including trade fixtures) and the location of that equipment.

     (x) Equipment Leased. Schedule 3.1(x) contains a list of all equipment leases used by SSI or its Subsidiaries involving an annual expense per lease in excess of $5,000 to which SSI or any of its Subsidiaries is a lessee. None of SSI or any of its Subsidiaries is in default under any such lease; and to SSI's knowledge, there is not, under any such lease, any event that, with notice or lapse of time, would constitute a material default by any party to any such lease.

     (y) Accounts Receivable. Schedule 3.1(y) contains a list of all SSI accounts receivable as of April 30, 1998, including the aging of each account. Except as set forth on Schedule 3.1(y), each such account receivable represents a valid obligation due to SSI, is collectible in the ordinary and usual course of business and is and will not be subject to any offset or other defenses to the payment thereof. Since April 30, 1998, there has not been any material write-off of the accounts receivable set forth on Schedule 3.1(y).

     (z)          Contracts.    Schedule  3.1(z)  lists the following contracts,
understandings, commitments and agreements (written or oral) of SSI or its Subsidiaries as of the date hereof:

          (i) All contracts, understandings or commitments (other than leases), whether in the ordinary course of business or not, involving a present or future obligation to purchase or deliver property, goods or services of an amount or value in excess of $5,000 each, or for a term in excess of one year;

          (ii) All collective bargaining agreements or other contracts or commitments to or with any labor union, employee representative or group of employees;

          (iii) All employment contracts, and all other contracts, agreements or commitments to or with individual directors, officers, employees, agents, representatives or consultants, for a period in excess of 30 days, or for a remuneration that exceeds or will exceed in accordance with present commitments, $5,000 per annum;

          (iv)          All  sales  representative  or  sales agency agreements;

          (v) All guarantees or other agreements exceeding $5,000 individually or $5,000 in the aggregate that are intended to provide credit support with respect to the obligations of any third party, including any partnership or joint venture;

          (vi) All contracts, understanding or commitments that purport to restrict the right of SSI or any of its Subsidiaries to engage in any line of business in any geographical location or that conditions such right on the participation or approval of any third party;

          (vii) All open purchase orders or other contracts or commitments relating to the purchase or sale of goods or equipment with an invoice value of $5,000 or more; and

          (viii) All (i) customer contracts and licenses entered into or amended on or after January 1, 1997 and (ii) to the best of SSI's knowledge, all other contracts in which SSI's or any of its Subsidiary's liability for consequential damages or lost profits is not expressly waived.

          There has not been any material default in any obligation to be performed by SSI or any of its Subsidiaries under any material contract, commitment or agreement and neither SSI nor any of its Subsidiaries has waived any material right under any such contract, commitment or agreement.

     (aa) Customers and Suppliers. Except as set forth in Schedule 3.1(aa), to SSI's knowledge, the relationships of SSI and its Subsidiaries with their respective material customers, distributors and suppliers are satisfactory, and no material customer, distributor or supplier has terminated, threatened to terminate or provided SSI or any of its Subsidiaries with notice of its intent to terminate all or any material portion of its relationship with SSI or any of its Subsidiaries during the preceding 12-month period.

     (ab) Year 2000 Matters. Except as set forth in Schedule 3.1(ab), the computer software produced or operated by the Company is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999. The costs of the adaptations referred to in the prior sentence will not have a Company Material Adverse Effect.

     3.2       Representations and Warranties of BHOO3.2     Representations and
Warranties  of  BHOO.    BHOO  represents  and  warrants  to  SSI  as  follows:

     (a) Organization, Standing and Power(a) Organization, Standing and Power. BHOO is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on BHOO.

     (b)      Authority; No Violations, Consents and Approvals(b)     Authority;
No  Violations,  Consents  and  Approvals.

          (i) BHOO has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of BHOO. This Agreement has been duly executed and delivered by BHOO and, assuming this Agreement constitutes the valid and binding obligation of SSI, constitutes a valid and binding obligation of BHOO enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

          (ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of BHOO under, or otherwise result in a detriment to BHOO under, any provision of (i) the Articles of Incorporation or Bylaws of BHOO, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to BHOO, (iii) any joint venture or other ownership arrangement or (iv) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BHOO or any of their respective properties or assets, other than, in the case of clause (ii), (iii) or (iv), any such conflicts, violations, defaults, rights, liens, security interests, charges, encumbrances or detriments that, individually or in the aggregate, would not have a Material Adverse Effect on BHOO, materially impair the ability of BHOO to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby.

          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to BHOO in connection with the execution and delivery of this Agreement by BHOO or the consummation by BHOO of the transactions contemplated hereby, except for: (A) the filing of the Articles of Merger with the Secretary of State of the State of Colorado; (B) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or environmental laws; and (C) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation.

     (c) Brokers(c) Brokers. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BHOO.

     (d) Financing. Sub will have available to it at the Effective Time, sufficient funds to acquire all the outstanding shares of SSI Common Stock in the Merger for the Merger Consideration.


                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS OF SSI

                                   ARTICLE IV

                   COVENANTS RELATING TO CONDUCT OF BUSINESS OF SSI

     4.1 Conduct of Business by SSI Pending the Effective Time4.1 Conduct of Business by SSI Pending the Effective Time. During the period from the date of this Agreement and continuing until the Effective Time, SSI agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that BHOO shall otherwise consent in writing):

     (a) Ordinary Course(a) Ordinary Course. Each of SSI and its Subsidiaries will carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it.

     (b)         Dividends; Changes in Stock(b)     Dividends; Changes in Stock.
SSI will not and it will not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock or partnership interests, except for the declaration and payment of dividends from a Subsidiary of SSI to SSI or another Subsidiary of SSI and except for cash dividends or distributions paid on or with respect to the capital stock or partnership interests of a Subsidiary of SSI; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of SSI capital stock; or (iii) except for the repurchase by SSI of 800,000 shares of SSI Preferred Stock from Halliburton Company for an aggregate purchase price not to exceed $2,500,000, repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock, except as required by the terms of its securities outstanding on the date hereof or as contemplated by any existing employee benefit plan.

     (c) Issuance of Securities; Loans(c) Issuance of Securities; Loans. Except as provided on Schedule 4.1(c), SSI will not and it will not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt or convertible securities, other than:
(i) the issuance of SSI Common Stock upon the exercise of stock options granted under the SSI Stock Plan that are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to the SSI Stock Plan or upon exercise of the SSI Warrants; and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent. Except for loans among SSI and its Subsidiaries, neither SSI nor any of its Subsidiaries shall make any loan to any person other than the advancement of routine employee expenses on terms consistent with past practice.

     (d)          Governing  Documents(d)        Governing Documents.  Except as
expressly contemplated hereby or in connection herewith, SSI will not amend or propose to amend its Articles of Incorporation or Bylaws.

     (e) No Acquisitions(e) No Acquisitions. SSI will not and it will not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof.

     (f)          No  Dispositions(f)         No Dispositions.  Other than:  (i)
dispositions or proposed dispositions listed on Schedule 4.1(f), (ii) the disposition (the "PSD Disposition") of SSI's Pipeline Simulation Division to LICENERGY, Inc. for cash proceeds of at least $1,500,000 pursuant to the Asset Purchase Agreement dated as of March 1, 1998 among SSI, Bethany, Inc.,
Scientific Software-Intercomp UK, Ltd. and LICENERGY, Inc. (the "PSD Agreement"), (iii) dispositions in the ordinary course of business consistent with past practice that are not material, individually or in the aggregate, to SSI and its Subsidiaries taken as a whole, and (iv) product sales in the ordinary course of business consistent with past practice, SSI will not and it will not permit any of its Subsidiaries to sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets. SSI will not amend or waive any provision of the PSD Agreement, as amended by Letter Agreement dated May 1, 1998 between SSI and LICENERGY, Inc.

     (g)          No  Dissolution,  Etc(g)       No Dissolution, Etc.  Except as
otherwise permitted or contemplated by this Agreement, SSI will not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of SSI or any of its Subsidiaries.

     (h) Certain Employee Matters(h) Certain Employee Matters. SSI will not and it will not permit any of its Subsidiaries to: (i) grant any increases in the compensation of any of its directors, officers or employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any of the existing SSI Employee Benefit Plans or SSI Pension Plans as in effect on the date hereof to any director, officer or employee, whether past or present; (iii) enter into any new, or amend any existing, employment or severance or termination agreement with any director, officer or key employee; (iv) become obligated under any new SSI Employee Benefit Plan or SSI Pension Plan, which was not in existence or approved by the Board of Directors of SSI prior to or on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of enhancing any benefits thereunder; or (v) terminate the employment of any executive or employee of SSI or any of its Subsidiaries without cause.

     (i)         Indebtedness; Leases; Capital Expenditures(i)     Indebtedness;
Leases; Capital Expenditures. SSI will not, nor will SSI permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except for working capital under SSI's existing credit facilities) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (ii) enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of SSI or any of its Subsidiaries in connection with any indebtedness thereof, or (iii) commit to aggregate capital expenditures in excess of $10,000.

     (j) Notification of Certain Occurrences. SSI will provide prompt notice to BHOO of what it in good faith believes to be any material occurrence in its business.

     (k) Notification of Litigation. SSI will promptly notify BHOO of any lawsuits, claims, proceedings or investigations that are threatened or commenced against SSI or any of its Subsidiaries.

     (l) Insurance Maintenance. SSI will maintain all its and cause its Subsidiaries to maintain all their respective policies of insurance in full force and effect. SSI may obtain a tail policy for the current directors and officers insurance policy held by SSI with Mt. Hawley Insurance Company, provided that the premium for such tail policy shall not exceed $55,750.

     (m) Agreements. SSI will not enter any agreement which is not terminable by SSI without penalty on 30 day's (or less) prior notice to the other party thereto.
     (n) Taxes. SSI will not make any tax election or settle or compromise any material federal, state, local or foreign income tax liability.

     4.2          No  Solicitation4.2          No  Solicitation.

          (a) SSI agrees that (i) prior to the Effective Time, neither it nor any of its Subsidiaries will, and each of them will not permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, solicit or encourage (including by way of furnishing confidential or non-public information), directly or indirectly, any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a tender offer, merger, consolidation, share exchange or similar transaction involving, or any purchase of all or a material part of the assets on a consolidated basis or the capital stock of, SSI (any such transaction being hereinafter referred to as an "Acquisition Transaction" and any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning an Acquisition Proposal; and
(ii) each of them will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Agreement shall prevent SSI or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (B) prior to the stockholders' meeting referred to in Section 5.3, (x) providing information (pursuant to a confidentiality agreement in reasonably customary form) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Acquisition Proposal to acquire all outstanding SSI Common Stock that is superior to the Merger and is reasonably capable of being financed and reasonably likely to be consummated (a "Superior Proposal") and (y) terminating this Agreement to concurrently enter into a definitive acquisition agreement with respect to a Superior Proposal, if the Board of Directors of SSI, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary or other legal obligations to its stockholders or creditors.

     (b) Prior to taking any action referred to in Section 4.2(a), if SSI intends to participate in any such discussions or negotiations or provide any such information to any such third party, SSI shall give reasonable prior notice to BHOO of each such action. SSI will promptly notify BHOO in writing of any such requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal.
(c) Nothing in this Section 4.2 shall permit SSI to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, SSI shall not enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement in reasonably customary form.

                                    ARTICLE V

               ADDITIONAL AGREEMENTSARTICLE VADDITIONAL AGREEMENTS

     5.1 Preparation of the Proxy Statement5.1 Preparation of the Proxy Statement. SSI will promptly prepare and file with the SEC the Proxy Statement. SSI will use its best efforts to cause the Proxy Statement to be mailed to stockholders of SSI at the earliest practicable date.

     5.2          Access  to  Information5.2        Access to Information.  Upon
reasonable notice, SSI will (and will cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of BHOO, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, SSI will (and shall cause each of its Subsidiaries to) furnish promptly to BHOO (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.

     5.3 SSI Stockholders Meeting5.3 SSI Stockholders Meeting. SSI will call a meeting of its stockholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger. Subject only to the proviso of Section 4.2, SSI will, through its Board of Directors, recommend to its stockholders approval of such matters and not rescind such recommendation and shall use its best efforts to obtain approval and adoption of this Agreement and the Merger by its stockholders. SSI shall use all reasonable efforts to hold such meeting as soon as practicable after the date hereof.

     5.4 Filings; Other Action5.4 Filings; Other Action. Subject to the terms and conditions herein provided, BHOO and SSI shall: (a) use their best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) furnish the others with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives, on the one hand, and any governmental or regulatory authority or members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby; and (d) furnish the others with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities.

     5.5 Repurchase of SSI Preferred Stock5.5 Repurchase of SSI Preferred Stock. At or prior to the Closing, SSI will cause to be repurchased and placed in SSI's treasury the 800,000 shares of outstanding SSI Preferred Stock held by Halliburton Company for an aggregate purchase price not to exceed $2,500,000 in full satisfaction of the acquisition or termination of all rights, interests and benefits that Halliburton Company may have under or to SSI Preferred Stock and any other SSI capital stock, and any other right or interest Halliburton Company may have in or to SSI or its assets (the "Halliburton Repurchase").

     5.6 Stock Options5.6 Stock Options. Prior to the Closing, SSI shall enter into an agreement with each holder of an SSI Stock Option with an exercise price per share less than the Merger Consideration that provides that, immediately prior to the Effective Time, each SSI Stock Option that is then outstanding, whether or not then exercisable or vested, shall be canceled by SSI, and each holder of a canceled SSI Stock Option shall be entitled to receive from BHOO at the time of such cancellation an amount in cash equal to the product of (i) the number of shares of SSI Common Stock previously subject to such option, whether or not then exercisable or vested, and (ii) the excess, if any, of the Merger Consideration over the exercise price per share applicable to such option, reduced by any applicable withholding. Also, prior to the Closing, SSI shall have provided proper notice to the holders of SSI Stock Options so that, unless exercised prior to the Closing (or a holder has entered into the agreement described in the immediately preceding sentence), all SSI Stock Options will expire prior to the Effective Time.

     5.7 Other Actions5.7 Other Actions. Except as contemplated by this Agreement, neither BHOO nor SSI shall, and shall not permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied.

     5.8 SSI Debt Repayment5.8 SSI Debt Repayment. (a) As soon as reasonably practicable following the date hereof and prior to Closing, SSI will use all reasonable efforts to cause the Lindner and Renaissance Loan Agreement (and all corresponding promissory notes, security documents, stock warrants and related instruments) to be amended to provide that (i) the amount owed by SSI to Lindner (the "Lindner Debt") has been reduced at Closing to no more than (and that Lindner has forgiven all indebtedness, including accrued interest, of SSI above) $1,400,000, which will be paid in full at Closing, and (ii) that Lindner shall have no right to acquire any shares of stock (common or preferred) of SSI (including, but not limited to, any further rights under the Lindner Warrant).

     (b) As soon as reasonably practicable following the date hereof and prior to Closing, SSI will use all reasonable efforts to cause the Lindner and Renaissance Loan Agreement (and all corresponding promissory notes, security documents, stock warrants and related instruments) to be amended to provide that
(i) the amount owed by SSI to Renaissance (the "Renaissance Debt") has been reduced at Closing to no more than (and that Renaissance has forgiven all indebtedness, including accrued interest, of SSI above) $1,300,000, plus simple interest following the Closing of no more than 7% per annum, (ii) the Renaissance Debt will mature and become payable on July 1, 1999 and (iii) Renaissance shall have no right to acquire any shares of stock (common or preferred) of SSI (including, but not limited to, any further rights under the Renaissance Warrant).

     (c) As soon as reasonably practicable following the date hereof and prior to Closing, SSI will cause the Bank One Debt to be fully paid and discharged and any security interests or rights of Bank One in SSI or any of its assets to be fully released and discharged.

     For purposes of this Agreement, "Lindner and Renaissance Loan Agreement" means that certain Loan Agreement dated April 26, 1996, between SSI, Lindner Dividend Fund, a series of Lindner Investments ("Lindner"), and Renaissance Capital Partners II Ltd. ("Renaissance"), providing for (i) a loan by Lindner to SSI in the original principal amount of $5,000,000, bearing interest at 7% per annum payable semi-annually on the last days of October and April, evidenced by that certain Promissory Note dated April 25, 1996, in the original principal amount of $5,000,000 payable to the order of Lindner, and (ii) a loan by Renaissance to SSI in the original principal amount of $1,500,000, bearing 7% interest per annum payable semi-annually on the last days of October and April, as evidenced by that certain Promissory Note dated April 26, 1996, payable to the order of Renaissance, in the original principal sum of $1,500,000.

     For purposes of this Agreement, "Lindner Warrant" means that certain Warrant to Purchase Common Stock of SSI dated April 26, 1996 issued by SSI to Lindner, granting Lindner the right to purchase from SSI 1,500,000 shares of SSI Common Stock at a price of $3.00 per share.

     For purposes of this Agreement, "Renaissance Warrant" means that certain Warrant to Purchase Common Stock of SSI dated April 26, 1996 issued by SSI to Renaissance, granting Renaissance the right to purchase from SSI 450,000 shares of SSI Common Stock at a price of $3.00 per share.

     For purposes of this Agreement, "Bank One Debt" means the amount owed under that certain Borrower Agreement dated December 17, 1997, between Bank One, Colorado, N.A., as Lender, and Scientific Software-Intercomp, Inc., as Borrower, relating to a loan for pre-export working capital, together with a promissory note dated November 30, 1997, executed by SSI, as payor, and made payable to the order of Bank One, Colorado N.A.

     5.9 Public Announcements5.9 Public Announcements. BHOO and its Affiliates, on the one hand, and SSI and its Affiliates, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system.

     5.10 Recording of Cancellation of Indebtedness5.10 Recording of Cancellation of Indebtedness. SSI, Sub and BHOO agree that any cancellation of indebtedness resulting from the reduction of the Lindner Debt and Renaissance Debt (as contemplated by Sections 6.2(g) and (h)) will be recorded prior to the Closing.

     5.11 Sub Funding Option5.11 Sub Funding Option. If Sub elects to lend funds to SSI to satisfy SSI's obligations to complete the Halliburton Repurchase and pay the Lindner Debt prior to Closing, then SSI hereby agrees to issue a promissory note to Sub in the full amount of the funds loaned to SSI by Sub (the "Sub Promissory Note").

     5.12 Directors and Officers Indemnification5.12 Directors and Officers Indemnification. The directors and officers of SSI shall be entitled to continuing indemnification by the Surviving Corporation following the Closing to the same extent and subject to the same terms and conditions as provided therefore by the Articles of Incorporation and Bylaws of SSI in effect on the date of this Agreement.

     5.13 Incorporation of Sub5.13 Incorporation of Sub. BHOO will cause the incorporation of Sub as soon as reasonably practicable following the date hereof and will cause Sub to perform the obligations of Sub provided for in this Agreement.


     ARTICLE  VI

     CONDITIONS  PRECEDENTARTICLE  VI          CONDITIONS  PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) SSI Stockholder Approval(a) SSI Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of SSI Common Stock entitled to vote thereon.

     (b) Other Approvals(b) Other Approvals. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by BHOO, Sub and SSI shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits, and authorizations would not be reasonably likely to result in a Material Adverse Effect on BHOO or SSI (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger, and no such consent, approval, permit or authorization shall impose terms or conditions that would have, or would be reasonably likely to have, a Material Adverse Effect on BHOO or SSI (assuming the Merger has taken place). Unless otherwise agreed to by BHOO and Sub, no such consent, approval, permit or authorization shall then be subject to appeal.

     (c) No Injunctions or Restraints(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall have complied fully with its obligations under Section 5.4 hereof.

     6.2 Conditions of Obligations of BHOO and Sub6.2 Conditions of Obligations of BHOO and Sub. The obligations of BHOO and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by BHOO and Sub:

     (a)          Representations  and  Warranties(a)        Representations and
Warranties. The representations and warranties of SSI set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 3.1 hereof) (i) would not in the aggregate constitute a Material Adverse Discovery or (ii) could not reasonably be expected to have a Material Adverse Effect on SSI or as otherwise contemplated by this Agreement.

     (b) Performance of Obligations of SSI(b) Performance of Obligations of SSI. SSI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

     (c) Absence of Certain Action(c) Absence of Certain Action. No Injunction shall be in effect (i) imposing any limitation upon the ability of BHOO or any of its Subsidiaries effectively to control the business or operations of BHOO, SSI or any of their respective Subsidiaries or (ii) prohibiting or imposing any limitation upon BHOO's or SSI's or any of their Subsidiaries' ownership or operation of all or any portion of the business or assets or properties of BHOO or SSI or any of their respective Subsidiaries or compelling BHOO or SSI or any of their respective Subsidiaries to divest or hold separate all or any portion of the business or assets or properties of BHOO or SSI or any of their respective Subsidiaries, or imposing any other limitation upon any of them in the conduct of their businesses, and no suit or proceeding by a governmental authority seeking such an Injunction or an Injunction preventing or making illegal the consummation of any of the Mergers shall be pending.

     (d) Third-Party Consents. SSI shall have obtained all consents, waivers, approvals and authorizations of third parties with respect to credit agreements and other material contracts, leases, licenses and other agreements to which SSI or any of its Subsidiaries is a party, which consents, waiver, approvals and authorizations are required of such third parties by such documents, in form and substance reasonably satisfactory to BHOO, except where the failure to obtain such consent, waiver, approval or authorization could not reasonably be expected to have a Material Adverse Effect on BHOO or the Surviving Corporation (assuming of the Merger has taken place).

     (e) Absence of Litigation. There shall not be pending any material litigation or proceeding against SSI.

     (f) Intellectual Property Assignment. All patents and patent applications, copyrights, trade secrets and other intellectual property rights owned or used by SSI that have not heretofore been assigned to SSI by the employees, consultants and agents of SSI shall have been assigned to SSI or BHOO's designee.

     (g) Lindner Debt. Prior to Closing, the Lindner and Renaissance Loan Agreement (and all corresponding promissory notes, security documents, stock warrants and related instruments) shall have been amended to provide that (i) the Lindner Debt has been reduced at Closing to no more than (and that Lindner has forgiven all indebtedness, including accrued interest, of SSI above) $1,400,000, which will be paid in full at Closing, and (ii) that Lindner shall have no right to acquire any shares of stock (common or preferred) of SSI (including, but not limited to, any further rights under the Lindner Warrant).

     (h) Renaissance Debt. Prior to Closing, the Lindner and Renaissance Loan Agreement (and all corresponding promissory notes, security documents, stock warrants and related instruments) shall have been amended to provide that
(i) the Renaissance Debt has been reduced at Closing to no more than (and that Renaissance has forgiven all indebtedness, including accrued interest, of SSI above) $1,300,000, plus simple interest following the Closing of no more than 7% per annum, (ii) the Renaissance Debt will mature and become payable on July 1, 1999 and (iii) Renaissance shall have no right to acquire any shares of stock (common or preferred) of SSI (including, but not limited to, any further rights under the Renaissance Warrant).

     (i) Bank One Debt. At or prior to Closing, the Bank One Debt must be fully paid and discharged and any security interests or rights of Bank One in SSI or any of its assets must be fully released and discharged.

     (j) No Material Adverse Discovery. At and prior to Closing, there shall not have been any Material Adverse Discovery (as defined in Section
7.1(c)) or any effect or change that is or, as far as can be reasonably determined, is reasonably likely to be, materially adverse to the enforcement or validity of this Agreement.

     (k) Repurchase of SSI Preferred Stock. SSI shall have completed the Halliburton Repurchase.

     (l) Net Working Capital. The "Net Working Capital" of SSI reflected on an unaudited consolidated balance sheet as of date no earlier than seven days prior to Closing will be no less than the Net Working Capital amount reflected on SSI's December 31, 1997 unaudited consolidated balance sheet previously furnished (the "Unaudited Balance Sheet"), less $500,000; provided, that for purposes of this Section 6.2(l), Net Working Capital (and any change therein) at December 31, 1997 and at Closing excludes (i) the assets of SSI's Pipeline Simulation Division to be sold to LICENERGY, Inc. but includes the proceeds to be received by SSI from the sale of its Pipeline Simulation Division to the extent retained, (ii) the Simmons Fee, (iii) any part of the Lindner Debt and the Renaissance Debt (including any accrued interest thereon) and (iv) the adjustment amounts set forth in items 2, 3 and 5 of the SSI Acquisition Purchase Price Adjustment schedule which relates to the SSI Due Diligence Items attachment to the letter dated May 21, 1998 from BHOO to SSI.

     (m)      PSD Disposition(m)     PSD Disposition.  The PSD Disposition shall
have  been  consummated  for  cash  proceeds  to  SSI  of  at  least $1,500,000.

     (n)          No  Affiliate  Indebtedness(n)      No Affiliate Indebtedness.
Immediately prior to Closing SSI shall not have any indebtedness or balances due to or from any of its stockholders or their respective Affiliates.

     (o)          Cancellation  of  Indebtedness.    SSI shall have recorded any
cancellation of indebtedness resulting from the reduction of the Lindner Debt and Renaissance Debt (as contemplated by Sections 6.2(g) and (h)).

     (p) Sub Promissory Note. SSI shall have issued and delivered to Sub the Sub Promissory Note if Sub elects to lend funds to SSI as contemplated by
Section  5.11.

BHOO, Sub and SSI acknowledge that the satisfaction of the conditions in Sections 6.2(g) and (k) and of the provisions of Section 2.2 may require funding from Sub, however neither BHOO nor Sub is obligated to provide any such funding. It shall not constitute a failure of the conditions in Section 6.2(g) or Section 6.2(k), as applicable, if SSI requests Sub to fund up to $1,400,000 for payment of the Lindner Debt referred to in Section 6.2(g) or up to $2,500,000 for the Halliburton Repurchase referred to in Section 6.2(k) and (i) Sub elects not to provide such funding and (ii) the funding of such amounts would, without further action, result in the conditions in Section 6.2(g) or Section 6.2(k), as applicable, being completely satisfied.

     6.3 Conditions of Obligations of SSI6.3 Conditions of Obligations of SSI. The obligation of SSI to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by SSI:

     (a)          Representations  and  Warranties(a)        Representations and
Warranties. Each of the representations and warranties of BHOO set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 3.2 hereof) could not reasonably be expected to have a Material Adverse Effect on BHOO or as otherwise contemplated by this Agreement.

     (b) Performance of Obligations of BHOO and Sub(b) Performance of Obligations of BHOO and Sub. BHOO and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.


                                   ARTICLE VII

          TERMINATION AND AMENDMENTARTICLE VIITERMINATION AND AMENDMENT

     7.1 Termination7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of SSI:

     (a)          by  mutual  written  consent  of  SSI  and  BHOO;

     (b) by SSI, Sub or BHOO if (i) the Merger shall not have been consummated by September 30, 1998 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or (iii) any required approval of the SSI stockholders shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders or at any adjournment thereof;

     (c) by BHOO or Sub if (i) for any reason SSI fails to use its good faith best efforts to call and hold a stockholders meeting for the purpose of voting upon this Agreement and the Merger by July 27, 1998; (ii) SSI shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by SSI at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by SSI of notice of such breach and is existing at the time of termination of this Agreement); (iii) any representation or warranty of SSI contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by SSI of notice of such breach and is existing at the time of termination of this Agreement) or on and as of the time of such termination as if made on and as of such time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual  materiality  qualifications  and  thresholds  otherwise contained in
Section 3.1 hereof) could not reasonably be expected to have a Material Adverse Effect on SSI; or (iv) after the date hereof there has been any Material Adverse Change or Material Adverse Discovery with respect to SSI, except for general economic changes or changes that may affect the industries of SSI or any of its Subsidiaries generally. For purposes of this Agreement "Material Adverse Discovery" means a discovery of an event, occurrence, fact or circumstance or combination of events, occurrences, facts or circumstances, in any case existing on the date hereof or at any time prior to the Closing relating to SSI or the business of SSI that BHOO learns of, or discovers, prior to the Closing, that, individually or in the aggregate, adversely affect or could reasonably be expected to adversely affect SSI or its business (including the results of operations, financial condition or prospects of its business) or the assets of SSI, in an amount of $500,000 or greater except (a) for matters described in reasonable specificity in this Agreement or in SSI's Annual Report on Form 10-K for the year ended December 31, 1997 as filed with the Securities and Exchange Commission and (b) for the effects disclosed by SSI to BHOO of accounting of SSI's Pipeline Simulation Division as a discontinued operation. Operating losses in the ordinary course of business will not constitute a Material Adverse Change, or Material Adverse Discovery or Material Adverse Effect unless the losses result in Net Working Capital not satisfying the provisions of Section 6.2(l).

     (d) by SSI if (i) BHOO and Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by them at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by BHOO of notice of such breach and is existing at the time of termination of this Agreement); or (ii) any representation or warranty of BHOO or Sub contained in this Agreement shall not be true in all material respects when made (provided such breach has not been cured within 30 days following receipt by BHOO of notice of such breach and is existing at the time of termination of this Agreement) or on and as of the time of such termination as if made on and as of such time (except to the extent it relates to a particular date), except where the failure to be so true and correct (without giving effect to the individual materiality qualifications and thresholds otherwise contained in Section 3.2 hereof) could not reasonably be expected to have a Material Adverse Effect;

     (e) by BHOO or Sub if (i) the Board of Directors of SSI shall have withdrawn or modified, in any manner which is adverse to BHOO or Sub, its recommendation or approval of the Merger or this Agreement and the transactions contemplated hereby or shall have resolved to do so, or (ii) the Board of Directors of SSI shall have recommended to the stockholders of SSI any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal, or shall have resolved to do so;

     (f)       by SSI if SSI shall exercise the right specified in clause (B) of
Section 4.2(a); provided that SSI may not effect such termination pursuant to this Section 7.1(f) unless and until (i) BHOO receives at least seven business days' prior written notice from SSI of its intention to effect such termination pursuant to this Section 7.1(f); (ii) during such period, SSI shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that BHOO and Sub may propose; and
(iii) SSI pays the amounts required by Section 7.2 concurrently with such termination; or

     (g) by BHOO or Sub if any Governmental Entity shall have issued any Injunction or taken any other action permanently imposing, prohibiting or compelling any of the limitations, prohibitions or compulsions set forth in
Section 6.2(c) and such Injunction or other action shall have become final and nonappealable.

     7.2          Effect  of  Termination7.2          Effect  of  Termination.

     (a) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except (i) with respect to this Section 7.2 -and Section 8.1 and (ii) to the extent that such termination results from the willful breach (except as provided in Section 8.8) by a party hereto of any of its representations or warranties or of any of its covenants or agreements contained in this Agreement.

     (b) If BHOO, Sub or SSI terminates this Agreement pursuant to Section 7.1(b) because of the failure of any condition contained in Article VI that is or was within the reasonable control of SSI or pursuant to Section 7.1(c)(i), 7.1(e) or 7.1(f) (a "Termination Payment Event"), SSI shall, on the day of such termination, pay to BHOO a fee of $500,000 in cash (the "Break-up Fee") by wire transfer of immediately available funds to an account designated by BHOO. The Break-up Fee will constitute full and complete liquidated damages in satisfaction of all rights and claims of BHOO, regardless of the negligence, strict liability, breach of warranty, breach of contract or other fault or responsibility of any party or person.

     (c) If BHOO, Sub or SSI terminates this Agreement for any reason other than a Termination Payment Event and SSI consummates an Acquisition Transaction on or before the first anniversary of the date of this Agreement, SSI shall, at or prior to the closing of such Acquisition Transaction, pay the Break-up Fee to BHOO by wire transfer of immediately available funds to an account designated by BHOO. Notwithstanding the immediately preceding sentence, if this Agreement is terminated by BHOO because of a failure of a condition not in SSI's reasonable control and SSI consummates an Acquisition Transaction (other than with Halliburton Company), then the Break-Up Fee will be reduced to (x) $250,000 if such Acquisition Transaction was for equivalent consideration between $1 and $1,000,000 less than the consideration offered by Sub pursuant to this Agreement or (y) $0 if such Acquisition Transaction was for equivalent consideration more than $1,000,000 less than the consideration offered by Sub pursuant to this Agreement.

     7.3 Amendment7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of SSI, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.4 Extension; Waiver7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and
(iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII

                GENERAL PROVISIONSARTICLE VIIIGENERAL PROVISIONS

     8.1 Payment of Expenses8.1 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated. If the Merger is consummated, the Surviving Corporation, and not the stockholders of SSI immediately prior to the Effective Time, shall be responsible for expenses incurred by SSI in connection with this Agreement and the transaction contemplated hereby.

     8.2 Nonsurvival of Representations, Warranties and Agreements8.2 Nonsurvival of Representations, Warranties and Agreements. None of the
representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Sections 2.1, 2.2, 5.6 and 7.2 and Article VIII.

     8.3 Notices8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally, telegraphed or telecopied or, if mailed, five business days after the date of mailing to the following address or telecopy number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

     (a)          if  to  BHOO  or  Sub,  to:

          Baker  Hughes  Incorporated
          3900  Essex  Lane
          Houston,  Texas  77027
          Attention:    Eric  L.  Mattson
          Telecopy:    (713)  439-8966

     with  a  copy  to:

          Baker  Hughes  Solutions
          17015  Aldine  Westfield
          Houston,  Texas    77073
          Attention:    Division  Legal  Counsel
          Telecopy:    (713)  625-6895

     and  a  copy  to:

          J.  David  Kirkland,  Jr.
          Baker  &  Botts,  L.L.P.
          3000  One  Shell  Plaza
          Houston,  Texas    77002
          Telecopy:    (713)  229-1522

     (b)          if  to  SSI,  to:

          Scientific  Software-Intercomp,  Inc.
          633  17th,  Suite  1600
          Denver,  Colorado    80202
          Attention:    George  Steel
          Telecopy:    (303)  293-0361

          with  a  copy  to:

          Roger  C.  Cohen
          Cohen  Brame  &  Smith  Professional  Corporation
          1700  Lincoln  Street,  Suite  1800
          Denver,  Colorado    80203
          Telecopy:    (303)  894-0475

     8.4 Interpretation8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this
Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular. Any representations and warranties of SSI that are qualified by the phrase "to the best knowledge" of a party or phrases with similar wording shall be interpreted to refer to the knowledge, after reasonable investigation, of the directors and officers of SSI.

     8.5 Counterparts8.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.6 Entire Agreement; No Third-Party Beneficiaries8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (together with any other documents and instruments referred to herein and the confidentiality agreement dated March 27, 1998 between the parties) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto and (b) except as provided in Section 5.6, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     8.7 Governing Law8.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of law thereof, except to the extent the provisions of the CBCA are required to be applicable to the Merger.

     8.8 No Remedy in Certain Circumstances8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes the Agreement impossible to perform in which case this Agreement shall terminate pursuant to
Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Section
5.4 hereof or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     8.9 Assignment8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Baker Hughes Incorporated or any direct or indirect Subsidiary of Baker Hughes Incorporated. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     8.10 Schedules8.10 Schedules. For purposes of this Agreement, Schedules shall mean the Schedules contained in the Confidential Disclosure Schedule, dated the date hereof, delivered in connection with this Agreement and initialed by the parties hereto.

------
     IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

                    BAKER  HUGHES  OILFIELD  OPERATIONS,  INC.



                    By:          /s/  Joseph  F.  Donovan
                    ---          ------------------------
                    Name:          Joseph  F.  Donovan
                    Title:          Vice  President


                    SCIENTIFIC  SOFTWARE-INTERCOMP,  INC.



                    By:          /s/  George  Steel
                    ---          ------------------
                         George  Steel
                         President  and  Chief  Executive  Officer